Exhibit 99.4

CONSENT OF JIAN LIU

Apollo Acquisition Corporation intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

July 20, 2021	/s/ Jian Liu
Jian Liu